Exhibit 99

PPG Industries
PPG Industries, Inc.
One PPG Place
Pittsburgh, Pennsylvania 15272 USA
www.ppg.com
News
Contact:
Mark Silvey
PPG Corporate Communications
412-434-3046
silvey@ppg.com

Investors:
Vince Morales
PPG Investor Relations
412-434-3740
vmorales@ppg.com

PPG receives update from Federal Economic Competition Commission of Mexico on pending Comex acquisition

PITTSBURGH, Oct. 13, 2014 - PPG Industries (NYSE:PPG) today announced that it has received notice from Mexico’s Federal Economic Competition Commission that it is extending the review timeline of PPG’s previously announced agreement to acquire Consorcio Comex, S.A. de C.V. (“Comex”). Without this extension, the competition commission would have been required to rule on the regulatory filing within the coming days.

PPG announced June 30 that it had reached a definitive agreement to acquire Comex in a transaction valued at $2.3 billion. PPG indicated then it expected a 4- to 6-month regulatory review timeline. This original projection anticipated an extension by the Commission, given the magnitude of the transaction. PPG continues to anticipate the transaction will close in the fourth quarter, within the original timeline.

PPG: BRINGING INNOVATION TO THE SURFACE.™
PPG Industries' vision is to continue to be the world’s leading coatings and specialty materials company. Through leadership in innovation, sustainability and color, PPG helps customers in industrial, transportation, consumer products, and construction markets and aftermarkets to enhance more surfaces in more ways than does any other company. Founded in 1883, PPG has global headquarters in Pittsburgh and operates in nearly 70 countries around the world. Reported net sales in 2013 were $15.1 billion. PPG shares are traded on the New York Stock Exchange (symbol: PPG). For more information, visit www.ppg.com and follow @PPGIndustries on Twitter.

Forward-Looking Statements
Statements in this news release relating to matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 reflecting the company’s current view with respect to future events or objectives and financial or operational performance or results. The forward-looking statements contained herein include statements relating to the timing of the closing of PPG’s acquisition of Consorcio Comex. Actual events may differ materially from current expectations and are subject to a number of risks and uncertainties, including changes in the timing of the transaction or the failure to close the transaction, the expected benefits to PPG of the transaction and the other risks and uncertainties discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q, and its current reports on Form 8-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of their initial issuance, and PPG Industries does not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as otherwise required by applicable law.

Bringing innovation to the surface is a trademark of PPG Industries Ohio, Inc